EXHIBIT 99.1



                        OCCIDENTAL PETROLEUM CORPORATION

                                 STEPHEN CHAZEN
            SENIOR EXECUTIVE VICE PRESIDENT & CHIEF FINANCIAL OFFICER

                               - CONFERENCE CALL -
                    SECOND QUARTER 2004 EARNINGS ANNOUNCEMENT

                                  JULY 19, 2004
                             Los Angeles, California


     Good morning, and thank you for joining us.

     If you would like a copy of the press release announcing our second quarter earnings, along with the Investor Relations Supplemental Schedules, you can find them on our website www.oxy.com or through the SEC's EDGAR system.

     Reported and core earnings for the second quarter were $ 581 million, or $1.48 per share, compared with $374 million, or $0.98 per share in the second quarter of 2003. The improvement was driven mainly by higher energy prices and increased oil and gas production.

     o Oil and gas production for the quarter averaged 574,000 barrels of oil equivalent per day compared to 544,000 barrels in last year's second quarter. For the first half of this year, worldwide production was up by 6 percent compared to last year - from 538,000 to 571,000 BOE per day.

     For the first half of this year, core earnings were $1.06 billion, or $2.69 per share compared to $807 million, or $2.12 per share, during the first half of 2003.

     On a segment basis, oil and gas second quarter earnings were $814 million, compared to $637 million during the same period a year ago. As I


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noted earlier, the increase was due primarily to higher prices and increased production, partially offset by higher operating expenses and increased DD&A rates.

     Chemical segment earnings were $85 million compared to second quarter 2003 earnings of $43 million. Higher prices for vinyl chloride monomer, polyvinyl chloride, ethylene dichloride and chlorine contributed to improved margins that were partially offset by higher energy and feedstock costs. Our core chemical business earnings of $135 million for the first half compares to last year's first half earnings of $78 million. Included in last year's second quarter chemical results was $15 million in severance expenses resulting from a significant reorganization of our chemical business that was focused on reducing overhead as well as a $9 million write-off of certain assets at a chemical plant.

     We reduced our debt-like obligations during the quarter by $360 million by discontinuing the sale of an interest in our outstanding accounts receivable balance. This action reduced our cash flow from operations for the first half of the year from approximately $1.8 billion to $1.4 billion.

     Discontinuing the sale of the receivables, together with the first quarter redemption of our share of the debt for the Elk Hills power plant and $453 million of trust preferred securities, has reduced our obligations since the beginning of the year by just over a billion dollars.

     Our net interest expense, including the trust preferred distributions, declined to $60 million for the quarter and $128 million for the first half compared to $64 million and $199 million for the comparable periods last year.

     At the end of the quarter, stockholders' equity had grown to $9 billion, and our debt to capitalization ratio was down to 31 percent compared


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to 37 percent at the end of last year. We had $383 million of cash on the balance sheet at the end of the quarter.

     Capital spending for the quarter was $461 million and $804 million for the first half - with oil and gas accounting for more than 90 percent of the expenditures.

     As we look ahead in the current quarter:

     o We expect oil and gas production to remain at about the same level as the second quarter.

     o    We expect exploration expense for the quarter to be about $45 million.

     o We see the upturn in chemical markets continuing in the third quarter. We expect some margin improvement as well as high utilization rates. Therefore, we expect third quarter chemical earnings to be in the $100 million range, compared to $85 million in the second quarter.

     o We expect third quarter interest expense to be approximately the same as the second quarter.

     o A $1.00 per barrel change in oil prices impacts segment annual earnings by about $138 million, before the effect of foreign income taxes. The average WTI price in the second quarter was $38.32 per barrel. A swing of 10-cents per million BTUs in gas prices has a $5 million impact on quarterly oil and gas earnings. The NYMEX gas price for the second quarter was $5.79 per million BTUs. Our average realized price for the second quarter was $4.26, and we expect our realized price for the third quarter to be about $4.90.


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     o    Our worldwide effective tax rate for the second quarter was 40 percent. The second quarter reflects a lower U. S. income tax rate resulting from the crediting of foreign income taxes. Previously, foreign income taxes were taken as a deduction from U. S. income taxes. U. S. taxpayers may elect annually to apply whichever method is more beneficial. The effect of this change resulted in an improvement of approximately 8 cents per share in second quarter earnings. We expect to make this election every year from now on. This will not only result in improved earnings for the remainder of 2004, but in future years. We expect the rate for the rest of this year to be about 40 percent. Both our U. S. and foreign tax rates are included in the "Investor Relations Supplemental Schedule" which has been modified to reflect the effect of this tax election.

     o We record the equity earnings from our investment in Lyondell Chemical Company in corporate "Other". We currently own about 41 million Lyondell shares. We have no way of forecasting the quarterly equity earnings from our Lyondell investment, although the outlook for the business appears to be favorable.

     Now we're ready to take your questions.


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     See the "Investor Relations Supplemental Schedules" for the
     reconciliation of non-GAAP items.
     Statements in this presentation that contain words such as "will" or "expect", or otherwise relate to the future, are forward-looking and involve risks and uncertainties that could significantly affect expected results. Factors that could cause results to differ materially include, but are not limited to: global commodity pricing fluctuations, and supply/demand considerations, for oil, gas and chemicals; higher-than-expected costs; and not successfully completing (or any material delay in) any expansion, capital expenditure, acquisition, or disposition. Occidental disclaims any obligation to update any forward-looking statements. The United States Securities and Exchange Commission (SEC) permits oil and natural gas companies, in their filings with the SEC, to disclose only proved reserves demonstrated by actual production or conclusive formation tests to be economically producible under existing economic and operating conditions. We use certain terms in this presentation, such as probable, possible and recoverable reserves, that the SEC's guidelines strictly prohibit us from using in filings with the SEC. U.S. investors are urged to consider carefully the disclosure in our form 10-K, available through the following toll-free telephone number, 1-888-OXYPETE (1-888-699-7383) or on the Internet at http://www.oxy.com. You also can obtain a copy from the SEC by calling 1-800-SEC-0330.

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